Exhibit No.       Description
99.1                 Press Release Dated December 23, 2014

News Release:

CONTACT:                                        Thomas W. Schneider, President & CEO, (315) 343-0057

Pathfinder Bancorp, Inc. Declares Dividend

OSWEGO, New York (December 23, 2014) - Thomas W. Schneider, President/CEO of Pathfinder Bancorp, Inc., the bank holding company of Pathfinder Bank, (NASDAQ Capital Market; symbol: PBHC, listing: PathBcp) has announced that the Company has declared a cash dividend of $.03 per share on the Company's common stock relating to the fiscal quarter ending December 31, 2014.  The dividend will be payable to all shareholders of record on January 15, 2015 and will be paid on February 2, 2015.

About Pathfinder Bancorp, Inc.
Pathfinder Bancorp, Inc. is the bank holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has nine full service offices located in its market areas consisting of Oswego and Onondaga County.  Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust I.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services